Exhibit 10.2

Business Sale Agreement

Orica New Zealand Limited

Vendor

and

Hexion Specialty Chemicals (N.Z.) Limited

Purchaser

Date

25 August 2006

Auckland P O Box 4199 Auckland Tel 64 9 916 8800 Fax 64 9 916 8801

Contents

1.	Definitions and Interpretation	2

2.	Conditions Precedent	14

3.	Sale of Business	16

4.	Price and Payment	16

5.	Warranties	17

6.	Shared Assets	23

7.	Conduct of Business before Completion	24

8.	Completion	25

9.	Adjustments to Purchase Price	28

10.	Contracts	32

11.	Approvals	34

12.	Receivables	35

13.	Liabilities of the Business	36

14.	Employees	35

15.	Superannuation	39

16.	Purchaser Warranties	39

17.	Books and Records	40

18.	Restraint	40

19.	Confidentiality	42

20.	Remedies	43

21.	Costs and Stamp Duty	44

22.	GST	44

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23.	No Merger	46

24.	Assignment	46

25.	Further Assurances	46

26.	Entire Agreement	46

27.	No Waiver	46

28.	Notices	46

29.	Governing law	47

30.	Counterparts	47

31.	Personal Liability	48

32.	Dispute resolution	48

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Business Sale Agreement

This Business Sale Agreement is made on 25 August 2007

between	(1) Orica New Zealand Limited (Vendor)

and	(2) Hexion Specialty Chemicals (N.Z.) Limited (Purchaser)

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Introduction

A.	Orica Australia owns and carries on the Australian Business and Orica New Zealand owns and carries on the New Zealand Business.

B.	Orica Australia has agreed to sell the Australian Business to Hexion Australia, and the Purchaser has agreed to buy the Australian Business from Orica Australia.

C.	Orica New Zealand has agreed to sell and the Purchaser has agreed to purchase the New Zealand Business.

D.	The New Zealand Business will be sold under the terms of this Agreement.

E.	The Australian Business will be sold under the terms of the Australian Business Sale Agreement.

F.	Completion of this Agreement, the Australian Business Sale Agreement and the New Zealand Land Contracts are interdependent.

It is agreed

1.	Definitions and Interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

Accounting Principles means the principles and methodology to be applied in preparing the Completion Balance Sheet, as set out in schedule 8.

Accounting Standards means the requirements of the Australian Accounting Standards, other authoritative pronouncements of the Australian Accounting Standards Board and Urgent Issues Group Consensus Views, the requirements of the Corporations Act in relation to the preparation and content of accounts and, to the extent that any matter is not covered by them, means generally accepted accounting principles applied from time to time in Australia for companies similar to the Vendor.

Accounts means the Balance Sheet and Profit and Loss Statement.

Acquired Employee has the meaning given in clause 14.3.

Adjustment Amount means the amount of the adjustment to the Initial Purchase Price to be paid in accordance with clause 9.7.

Adjustment Date means the date which is 30 Business Days after the delivery of the report on the Completion Balance Sheet by the Auditor to the Vendor and the Purchaser in accordance with clause 9.

Approvals means the permits, licences, consents and other authorisations relating to the Business and the Assets set out in schedule 1.

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Assets means the assets owned by the Vendor and used solely for the purpose of conducting the Business at the Completion Date, including:

(a)	the goodwill of the Business;

(b)	the Plant and Equipment;

(c)	the New Zealand Land;

(d)	the benefit of the Contracts (subject to clause 10.3);

(e)	the Intellectual Property;

(f)	all Inventory as at the commencement of business on the Completion Date (whether then on, or in transit to, the Sites or elsewhere); and

(g)	the Receivables,

but excluding the Excluded Assets.

Auditor has the meaning given in clause 9.2(a).

Australian Business means the business of manufacturing and selling adhesives and resins conducted by Orica Australia at the Deer Park Site including the licensing of various technologies to third parties.

Australian Environmental Management and Indemnity Agreement means the agreement between Orica Australia and Hexion Australia relating to management of environmental issues, and giving of indemnities with respect to liabilities arising from contamination at the Deer Park Site.

Australian Business Sale Agreement means the business sale agreement dated on or about the date of this Agreement between Orica Australia and Hexion Australia relating to the sale of the Australian Business.

Balance Sheet means the Balance Sheet as at 31 March 2006 included in the Information Memorandum.

Business means the New Zealand Business.

Business Day means a day on which banks are open for business in Melbourne, Australia.

Business Records means all original or copy books of account, accounts and records used by the Vendor solely in the conduct of the Business and whether kept in hard or electronic form.

CEA Employee means an Employee who is covered by:

(a)	the Adhesives and Resins Christchurch Collective Employment Agreement applying from 1 October 2005 to 30 September 2008; or

(b)	the Adhesives and Resins Mount Maunganui Collective Employment Agreement applying from 1 October 2005 to 30 September 2007.

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Claim means, in relation to a party, a demand, claim, action or proceeding made or brought by or against the party, however arising and whether present, unascertained, immediate, future or contingent.

Completion means the completion by the parties of the sale and purchase of the Assets under this Agreement as provided in clause 8.

Completion Balance Sheet has the meaning given in clause 9.1.

Completion Date means:

(a)	30 September 2006;

(b)	if the Conditions Precedent are not, for any reason, satisfied by 30 September 2006, the date that is ten Business Days after the date on which those conditions are satisfied; or

(c)	such other date as the Vendor and the Purchaser may agree.

Confidentiality Agreement means the confidentiality agreement between Orica Australia and Hexion Australia dated 28 April 2006.

Conditions Precedent has the meaning given in clause 2.1.

Contracts means all oral or written contracts, agreements and arrangements to which the Vendor is a party which relate solely to the Business (other than any contracts for the provision of financial accommodation to the Vendor), including contracts with respect to licensed Intellectual Property and Leased Plant and Equipment.

Companies Act means the Companies Act 1993 (New Zealand).

Corporations Act means the Corporations Act 2001 (Australia).

Credit Note has the meaning given in the GST Act.

Data Room means the premises operated by ANZ Investment Bank at Level 17, 530 Collins Street, Melbourne, Victoria, maintained by or on behalf of the Vendor to which the Purchaser and its officers, employees, agents, advisers and financiers have had access to information and materials relating to the Assets and the Business and the assets and business the subject of the Australian Business Sale Agreement.

Data Room Documentation means all documentation contained in the Data Room or referred to in this Agreement or listed in the data room index provided to the Purchaser or its representatives and any supplementary data room indexes provided to the Purchaser or its representatives up to the date of this Agreement.

Deer Park Lease means the lease of the Deer Park Site to be entered into by Hexion Australia and Orica Australia.

Deer Park Site means the entire property bounded by Ballarat, Station, Tilburn and the Western Ring Roads, Deer Park, owned by Orica Australia and being the whole of the land comprised in certificate of title volume 10579 folio 717.

Debit Note has the meaning given in the GST Act.

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Default GST means any additional GST, penalty (civil or otherwise), interest or other sum levied against the Vendor (or where the Vendor is a member of a GST Group, its representative member) under the GST Act or the Tax Administration Act 1994 by reason of a non or late-payment of the GST payable in respect of any supply made under or pursuant to this Agreement, but does not include any such sum levied against the Vendor by reason of a default by the Vendor after payment of the GST (including any Default GST) to the Vendor by the Purchaser.

Disclosure Letter means the letter from the Vendor to the Purchaser given to the Purchaser prior to the execution of this Agreement entitled “Disclosure Letter” and containing disclosures to the Warranties.

Disclosure Material means an item of information, communication or disclosure contained in the following categories of information:

(a)	the Information Memorandum;

(b)	the Data Room Documentation;

(c)	the responses to the request for information by the Purchaser during its due diligence;

(d)	the Disclosure Letter; and

(e)	all information publicly available by means of searches undertaken 3 days prior to the date of this Agreement at public registers maintained by the Intellectual Property Office of New Zealand, the Registrar of Personal Property Securities (but only in respect of the searches against the name and company number of the Vendor), the Registrar of Companies and Land Information New Zealand.

EBITDA means earnings before interest, tax, depreciation and amortisation.

Employee means an employee listed in schedule 3.

Excluded Assets means:

(a)	cash deposits with banks and other financial institutions or on hand;

(b)	the benefit of any insurance policies held by the Vendor with respect to the Business;

(c)	any future income tax benefits to which the Vendor is entitled;

(d)	the Orica name and logo and trade marks (except for the Trade Marks), and any documents, advertising or marketing materials, letterhead or stationery bearing the Orica name, logo or trade marks; and

(e)	information technology hardware and software, except as provided in the Transitional Services Agreement.

Excluded Warranties means Warranties 8 -13 (inclusive).

Expert means a person selected in accordance with clause 9.6(e).

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Governmental Agency means a government or a governmental, semi-governmental or judicial entity or authority. It also includes a self-regulatory organisation established under statute or a stock exchange.

GST means tax charged or payable under the GST Act.

GST Act means the Goods and Services Tax Act 1985.

GST Amount means in relation to a Taxable Supply the amount of GST payable in respect of that Taxable Supply.

GST Group means a group of companies under section 55 of GST Act.

Hexion Australia means Hexion Speciality Chemicals Pty Ltd (ABN 32 004 271 827) of 2 – 8 James Street, Laverton North, Victoria 3026.

Hornby Land Sale Contract means the contract for sale of the Hornby Site between the Vendor and the Purchaser in the form set out in schedule 4.

Hornby Site means the manufacturing site located at 135-147 Waterloo Road, Sockburn, Christchurch, New Zealand.

Hornby Warehouse Lease means the lease of the warehouse located at the Hornby Site, in the form attached to the Hornby Land Sale Contract, included in schedule 4 of this Agreement.

Information Memorandum means the Information Memorandum dated 8 May 2006 (including any supplement to it or replacement of it).

Initial Purchase Price means AUD$57,000,000, and which amount includes the amounts payable under the New Zealand Land Contracts(which in each case will be determined by way of a market valuation of the subject matter of the New Zealand Land Contracts, undertaken prior to Completion).

Input Tax Credit means an amount of input tax or other deduction from output tax under the GST Act and a reference to an Input Tax Credit entitlement of a party includes an Input Tax Credit for an acquisition made by that party but to which another member of that same GST Group is entitled under the GST Act.

Intellectual Property means:

(a)	the Trade Marks;

(b)	the Know How;

(c)	the Technical Data;

(d)	the Vendor’s copyright (if any) in labelling or documents used by the Vendor solely in connection with the Business and any copyright licence which the Vendor has to reproduce that labelling and documents in connection with the Business, but excluding the items described in paragraph (d) of the definition of Excluded Assets; and

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(e)	all other Intellectual Property Rights used solely for the purposes of conducting the Business (and / or the Australian Business where relevant), including any licence or other right to use or to grant the use of any of them or to be the registered proprietor or user of any of them, wherever subsisting in the world.

Intellectual Property Rights means all intellectual property rights conferred by statute, common law or in equity and subsisting anywhere in the world, including:

(a)	rights in relation to:

(i)	registered and unregistered copyright;

(ii)	inventions (including patents, innovation patents, patent applications and utility models);

(iii)	confidential information, trade secrets, technical data and Know How;

(iv)	registered and unregistered designs;

(v)	registered and unregistered trade marks;

(vi)	circuit layout designs, topography rights and rights in databases; and

(vii)	domain names;

(b)	any similar rights resulting from intellectual activity in the industrial, commercial, scientific, literary or artistic fields which subsist or may hereafter subsist;

(c)	any licence or other right to use or grant the use of any of the above or to be the registered user of any of the above which is capable of unilateral transfer to any third party; and

(d)	any applications and the right to apply for registration of any of the above,

but excluding moral rights and similar personal rights which by law are non-assignable, and excluding also non-assignable rights of performers under the Copyright Act 1994 and similar non-assignable rights of performers under foreign laws.

Interest Rate means the daily buying rate displayed at or about 10.30am (Melbourne time) on the Reuters screen BBSW page for Australian bank bills of a three month duration (or any successor page displaying substantially the same information).

Inventory means the trading stock of the Business and includes raw materials, work-in-progress, finished products, packaging and packaging materials (whether on the Hornby Site or the Mt Maunganui Site or elsewhere).

Know How means all the knowledge and information (whether contained in the Business Records or otherwise) which the Vendor has relating solely to the Business.

Law means any statute, regulation, order, rule, subordinate legislation or other document enforceable under any statute, regulation, rule or subordinate legislation.

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Leased Land has the same meaning as in the further terms of sale in the New Zealand Land Contracts.

Leased Plant and Equipment means the plant and equipment and other assets leased by the Vendor and used solely in the Business, including those Motor Vehicles which are leased.

Liabilities means Claims, losses, liabilities, costs or expenses of any kind and however arising, including penalties, fines and interest and including those which are prospective or contingent and those the amount of which for the time being is not ascertained or ascertainable.

Lyttelton Facility means the methanol storage tank and associated equipment owned by the Vendor and located on the Lyttelton Premises, excluding the Lyttelton Pipeline.

Lyttelton Lease means the lease dated 26 April 1996 between the Vendor and Lyttelton Port Company Ltd with respect to the Lyttelton Premises.

Lyttelton Premises means the premises the subject of the lease dated 26 April 1996 between the Vendor (formerly named ICI New Zealand Ltd) and Lyttelton Port Company Ltd with respect to premises located at the Port of Lyttelton.

Lyttelton Pipeline means the pipeline owned by the Vendor and used to transfer methanol from vessels at Lyttelton Port to the Lyttelton Facility.

Material Adverse Change means a Material Effect that:

(a)	results in a reduction or is likely to result in a reduction of 15% or more in the consolidated net assets of the Business as at Completion compared with the consolidated net assets of the Business as shown in the Accounts (not excluding the Excluded Assets); or

(b)	results in or is likely to result in a reduction of $2 million in the EBITDA of the Business and the Australian Business in aggregate,

provided that:

(c)	the Material Effect is one which could reasonably be seen to affect the Business and / or the Australian Business for 12 months from its occurrence; and

(d)	a Material Effect arising as a result of acts or omissions of the Purchaser will not be taken into account.

Material Effect means any occurrence, event, change, state of affairs or effect, relating to the Business that together with all other occurrences, events, changes, states of affairs, or effects existing at the same time is or is likely to be materially adverse to the financial condition, trading position or operations of the Business, except that any effect resulting from the following shall not be considered when determining whether a Material Effect has occurred or may occur:

(a)	any change in economic conditions generally or in the industries in which the Business operates (unless disproportionately affecting the Business relative to other participants in these industries);

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(b)	any increases in the costs of commodities or supplies, including fuel; or

(c)	any actions to be taken under or in accordance with this Agreement.

Motor Vehicles means the motor vehicles, set out in schedule 5.

Mt Maunganui Land Sale Contract means the contract for sale of the Mt Maunganui Site between the Vendor and the Purchaser in the form set out in schedule 4.

Mt Maunganui Lease means the lease of part of the Mt Maunganui Site, in the form attached to the Mt Maunganui Land Sale Contract, included in schedule 4 of this Agreement.

Mt Maunganui Site means the site situated at 165 Totara Road, Tauranga, New Zealand.

Net Assets means the amount of the net assets of the Business comprised in Inventory, Trade Creditors, trade debtors and employee provisions (excluding property, plant and equipment, land and buildings) as at the Completion Date as will be disclosed in the Completion Balance Sheet, as confirmed by the Auditor under clause 9.2(b)(i) or adjusted by the Auditor under clause 9.2(b)(ii) or, if the Vendor or the Purchaser gives a Dispute Notice under clause 9.6, as deemed to be amended pursuant to clause 9.6.

New Zealand Business means the business of manufacturing and selling adhesives and resins conducted by the Vendor at the Hornby Site and the Mt Maunganui Site.

New Zealand Environmental Management and Indemnity Agreement means the agreement between the Vendor and the Purchaser relating to management of environmental issues, and giving of indemnities with respect to liabilities arising from contamination at the Hornby Site and the Mt Maunganui Site, in the form set out in schedule 11.

New Zealand Land means the land situated at 165 Totara Street, Tauranga, New Zealand, being 2.5134 ha more or less part Lot 1 DP 13605 Certificate of Title SA 12A/450, and 135 Waterloo Road, Sockburn, Christchurch, being 2.8476 ha more or less Lot 3 DP 82501 Certificate of Title CB 47C/1240.

New Zealand Land Contracts means the Hornby Land Sale Contract and the Mt Maunganui Land Sale Contract.

New Zealand Sites means the Mt Maunganui Site and the Hornby Site.

Orica Australia means Orica Australia Pty Ltd (ABN 99 004 117 828) of 1 Nicholson Street, East Melbourne, Victoria 3002.

Plant and Equipment means the plant and equipment owned by the Vendor and used solely in the conduct of the Business.

Profit and Loss Statement means the Profit and Loss Statement as at 31 March 2006 included in the Information Memorandum.

Proforma Completion Balance Sheet means a balance sheet in the form set out in schedule 6.

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Purchase Price means the Initial Purchase Price, adjusted in accordance with clauses 5.11 and 9.

Purchaser Warranties means the representations and warranties in respect of the Purchaser set out in schedule 10.

Receivables means all the trade debts and other sums due to the Vendor on or after the Completion Date in connection with the Business.

Related Company has the meaning given to that term in section 2(3) of the Companies Act.

Security Interest includes any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have its claim satisfied in priority to other creditors with, or from the proceeds of, any asset. It includes retention of title other than in the ordinary course of day-to-day trading and a deposit of money by way of security but it excludes a charge or lien arising in favour of a Governmental Agency by operation of statute unless there is default in payment of money secured by that charge or lien.

Services Agreement means the services agreement between the Orica Australia and Hexion Australia in respect of shared services at the Deer Park Site.

Shared Assets means assets (both tangible and intangible) used for the purpose of, but not exclusively for, the conduct of the Business at Completion Date, including but not limited to contracts the benefit of which are enjoyed by the Business in addition to the Orica retained business operations, but excluding all Excluded Assets.

Sites means the New Zealand Sites.

Specified Clauses means clauses 1, 19, 20, 28, 29, 30 and 31.

Tax Invoice has the meaning given by the GST Act.

Taxable Supply has the meaning given by the GST Act.

Technical Data means all drawings, specifications, formulae, manufacturing processes, operating procedures and other technical data and information relating solely to the Business.

Trade Creditors means all creditors of the Business.

Trade Marks means the trade marks which have their particulars contained in schedule 2.

Transaction Documents means:

(a)	this Agreement;

(b)	the Australian Business Sale Agreement;

(c)	the New Zealand Land Contracts;

(d)	the Hornby Warehouse Lease;

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(e)	the Welvic Sub-Lease;

(f)	the Mt Maunganui Lease;

(g)	the Services Agreement;

(h)	the Deer Park Lease;

(i)	the Australian Environmental Management and Indemnity Agreement;

(j)	the New Zealand Environmental Management and Indemnity Agreement; and

(k)	the Transitional Services Agreement.

Transitional Services Agreement means the transitional services agreement between the Vendor and the Purchaser and Hexion Australia and Orica Australia, set out in schedule 12.

US Financial Statements means combined balance sheets and combined statements of income and cash flows of the Business and the Australian Business, which:

(a)	must be prepared in accordance with the Australian equivalents of international financial reporting standards (AIFRS);

(b)	shall contain full notes including adequate disclosure of differences between AIFRS and generally accepted accounting principles in the United States;

(c)	comply with Regulation S-X of the U.S. Securities and Exchange Commission,

(d)	in the case of annual financial statements, must be audited in accordance with United States generally accepted auditing standards without qualification as to scope, and

(e)	in the case of interim quarterly financial statements, must be reviewed by auditors in accordance with SAS 100.

Vendor’s Fund Trust Deed means the trust deed dated 3 October 1988 establishing the Vendor’s Superannuation Fund, as amended.

Vendor’s Provident Fund means the Orica New Zealand Provident Fund, a registered superannuation scheme established by the Vendor’s Provident Fund Trust Deed.

Vendor’s Provident Fund Trust Deed means the trust deed dated 26 March 1975 establishing the Vendor’s Provident Fund, as amended.

Vendor’s Superannuation Fund means the Orica New Zealand Retirement Plan, a registered superannuation scheme established by the Vendor’s Fund Trust Deed.

Warranties means the warranties set out in schedule 7.

Warranty Claim means a Claim by the Purchaser against the Vendor arising as a result of a breach of Warranty.

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Welvic Sub-Lease means the sub-lease to be entered into by Hexion Australia and Orica Australia in respect of certain buildings on the Deer Park Site.

1.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)	The singular includes the plural, and the converse also applies.

(b)	A gender includes all genders.

(c)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)	A reference to a person includes a corporation, trust, partnership, Governmental Agency, unincorporated body or other entity, whether or not it comprises a separate legal entity.

(e)	A reference to a clause or schedule is a reference to a clause of or a schedule of this Agreement.

(f)	A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

(g)	A reference to writing includes any method of representing or reproducing words, figures, drawings, or symbols in a visible or tangible form.

(h)	A reference to a party to this Agreement or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives).

(i)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(j)	A reference to dollars and $ is to Australian currency.

(k)	A reference to a party using its best endeavours or reasonable endeavours does not include a reference to that party paying money in the form of an inducement or consideration to a third party to procure something (other than the payment of immaterial expenses or costs, including costs of advisers, to procure the relevant thing) or in circumstances that are commercially onerous or unreasonable in the context of this Agreement or providing other valuable consideration to or for the benefit of any person or agreeing to commercially onerous or unreasonable conditions.

(l)	A reference to a right or obligation of any two or more persons confers that right, or imposes that obligation, as the case may be, jointly and severally.

(m)	Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

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(n)	Nothing in this Agreement is to be interpreted against a party solely on the ground that the party put forward this Agreement or any part of it.

(o)	Nothing in clauses 14 or 15 give any rights enforceable by an Employee.

1.3	Knowledge and awareness as to Warranties

Certain statements made in schedule 7 are given and made by the Vendor only on the basis of its knowledge and awareness. For the purposes of this Agreement, the Vendor’s knowledge and awareness is limited to the actual knowledge and awareness of the Vendor, having made reasonable enquiries as to the accuracy and completeness of the statements in schedule 7 of the following members of the Vendor’s management team:

(a)	Gary Byrom;

(b)	Neil Walker;

(c)	Mick O’Neil;

(d)	James Bonnor;

(e)	Bruce Anderson;

(f)	Greg Bull;

(g)	Paul Darbyshire;

(h)	Andrew Larke;

(i)	Graham Bird;

(j)	Tricia Evans (GM Human Resources – Orica Chemical Services); and

(k)	Nick Ward (Business Lawyer – Orica Chemicals Services and Chemnet).

1.4	Consents or approvals

If the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion, unless expressly provided otherwise.

1.5	Method of payment

All payments required to be made under this Agreement must be tendered at the recipient’s option either by:

(a)	drafts or cheques drawn by a bank as defined in the Banking Act 1959 (Cth) or a bank registered under the Reserve Bank of New Zealand Act 1989; or

(b)	by way of direct transfer of immediately available funds to the bank account nominated in writing by the party to whom the payment is due,

and by not later than 2pm Melbourne time on the due date for payment. Any payment tendered under this Agreement after 2pm Melbourne time on any date will be taken to have been made on the next succeeding Business Day (the deemed payment date) after the date on which payment was tendered, and if the deemed payment date is after the relevant due date for payment, interest will accrue under clause 1.6 accordingly.

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1.6	Interest on amounts payable

If any party fails to pay any amount payable by it under or in accordance with this Agreement (including the Purchase Price) that party must, if demand is made, pay simple interest on that amount from the due date for payment until that amount is paid in full at the rate per annum which is the sum of the Interest Rate on the date on which the payment was due, plus a margin of 2%, calculated daily. The right to require payment of interest under this clause is without prejudice to any other rights the non-defaulting party may have against the defaulting party at law or in equity.

2.	Conditions Precedent

2.1	Conditions Precedent

Completion will not proceed unless and until the following conditions (the Conditions Precedent) are fulfilled in accordance with this Agreement:

Condition	Party entitled to benefit
1. There being no Material Adverse Change (or the equivalent under the Australian Business Sale Agreement) in the period prior to Completion.	Purchaser

2.      The US Financial Statements are prepared, to determine whether they are required under applicable US securities law, rules and regulations because the combined results of the Business and the Australian Business are deemed significant under these laws, rules and regulations, and are made available to the Purchaser.

Purchaser

3. The transfer to the Purchaser of the Approvals, or the granting to the Purchaser of an equivalent permit or licence in respect of each Approval.	Purchaser

4. Each condition precedent under the Australian Business Sale Agreement is satisfied or waived in accordance with that agreement.	Purchaser and/or Vendor as provided for in the Australian Business Sale Agreement.

2.2	Waiver of Conditions

A Condition Precedent may only be waived in writing by a party entitled to the benefit of that Condition Precedent (as set out in the table in this clause 2) and will be effective only to the extent specifically set out in that waiver.

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2.3	US GAAP Audit

The US Financial Statements will comply with Regulation S-X of United States Securities and Exchange Commission (SEC).

The Purchaser will appoint a project team to coordinate its requirements for the US Financial Statements and, subject to appropriate procedures being established to quarantine access to sensitive commercial information and subject also to competition law constraints, the Vendor will grant the project team all reasonable access to its management in connection with the preparation of the US Financial Statements.

The Purchaser will be responsible for the audit and advisers fees. The Vendor will, on written request, provide customary representations to auditors and additional information and assistance reasonably required by the Purchaser in connection with US Financial Statements and any filing with the SEC. The Purchaser acknowledges the Vendor will not be responsible for the accuracy and compliance of the US Financial Statements, and the Purchaser agrees to indemnify the Vendor against any Liabilities arising in connection with the US Financial Statements or their use.

2.4	Parties must co-operate

Each party must co-operate with all other parties and do all things reasonably necessary to procure that the Conditions Precedent are fulfilled.

2.5	Specific obligations of co-operation

Without limiting the generality of clause 2.4:

(a)	each party must make all necessary and appropriate applications and supply all necessary and appropriate information for the purpose of enabling the Conditions Precedent to be fulfilled;

(b)	no party may withdraw or procure the withdrawal of any application made or information supplied under paragraph (a) of this clause 2.5;

(c)	no party may take any action that would or would be likely to prevent or hinder the fulfilment of the Conditions Precedent; and

(d)	each party must:

(i)	supply to the other party copies of all applications made and all information supplied for the purpose of enabling the Conditions Precedent to be fulfilled; and

(ii)	keep the other party informed in a timely manner of the status of any discussions or negotiations with relevant third parties regarding the Conditions Precedent; and

(e)	promptly notify the other party on becoming aware of the fulfilment of any Condition Precedent or of any Condition Precedent becoming incapable of being fulfilled,

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provided that no party will be required to issue or defend proceedings in any court or tribunal to ensure that a Condition Precedent is satisfied, other than at its discretion, acting reasonably.

2.6	Agreement null and void

(a)	Subject to paragraph (b), if a Condition Precedent is not fulfilled, or waived by each party entitled to the benefit of that Condition Precedent, by 31 March 2007 or a later date agreed in writing by the Vendor and the Purchaser, except for this clause and the Specified Clauses, this Agreement will be null and void and of no effect.

(b)	On or around 31 December 2006 and monthly thereafter, the parties agree to meet to discuss the status of the Conditions Precedent and upon agreement by both parties in writing that any Condition Precedent is unlikely to be fulfilled or waived by each party entitled to the benefit of that Condition Precedent prior to 31 March 2007, except for this clause and the Specified Clauses, this Agreement will be null and void and of no effect.

3.	Sale of Business

3.1	Sale and purchase

The Vendor as legal and beneficial owner of the Assets, sells the legal and beneficial title to the Assets free from all Security Interests and the Purchaser buys the Assets on the terms set out in this Agreement.

3.2	Title and property

Title to and property in the Assets:

(a)	until Completion, remains solely with the Vendor; and

(b)	subject to the provisions of this Agreement, passes to the Purchaser with effect from Completion.

3.3	Risk

Risk in the Assets remains with the Vendor until Completion, at which time all risk in respect of the Assets transfers to the Purchaser.

4.	Price and Payment

4.1	Purchase Price

The Initial Purchase Price must be paid by the Purchaser to the Vendor or the Vendor’s nominee on the Completion Date in accordance with clause 8.3.

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4.2	Lowest price

(a)	No capitalised interest

The parties agree that for the purposes of the financial arrangements rules in the Income Tax Act 2004 the Purchase Price does not include any capitalised interest so that the Purchase Price is the lowest price the parties would have agreed if payment had been required in full at the time the first rights in the Business or Assets were transferred or, if applicable, the cash price payable for the Business and the Assets.

(b)	Tax compliance

The parties agree that they will compute their taxable income for the relevant period on the basis that the Purchase Price includes no capitalised interest and they will file their tax returns accordingly.

5.	Warranties

5.1	Warranties

The Vendor warrants to the Purchaser that except as expressly provided in this Agreement or consented to by the Purchaser each of the statements made in schedule 7 is correct in all material respects.

5.2	Reliance of Purchaser

The Vendor acknowledges that the Purchaser enters into this Agreement in reliance on the Warranties.

5.3	Other warranties and conditions excluded

Except as expressly set out in this Agreement, all terms, conditions, warranties and statements, (whether express, implied, written, oral, collateral, statutory or otherwise) are excluded to the maximum extent permitted by law and, to the extent they can not be excluded, the Vendor disclaims all Liability in relation to them to the maximum extent permitted by law.

5.4	When Warranties given

Each Warranty:

(a)	is given as at the date of this Agreement and as at the time immediately before Completion (except where a Warranty refers only to one of those dates, that Warranty is given only at that date); and

(b)	will remain in full force and effect after the Completion Date despite Completion.

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5.5	Disclosures

(a)	The Vendor is not liable to make any payment (whether by way of damages or otherwise) in respect of any breach of any Warranty to the extent that the Warranty Claim is based on any fact, matter or circumstance:

(i)	provided for in any Transaction Document;

(ii)	disclosed in the Disclosure Material;

(iii)	relating to any Liability disclosed in the Disclosure Material;

(iv)	relating to any Liability in respect of which there is an adequate provision or reserve for that Liability in the Proforma Completion Balance Sheet or the Completion Balance Sheet; or

(v)	within the actual knowledge of:

(A)	Kris Anderson;

(B)	Tony Ferreri;

(C)	Sarah Coffin;

(D)	Oliver Gloe;

(E)	Trevor Bassingthwaighte;

(F)	Serge Sammut; or

(G)	Richard Tu.

(b)	Notwithstanding clause 5.5(a), clause 5.5(a) does not apply to, and the Vendor acknowledges that it has not and does not make any disclosure against, Warranties 58-62 and 63 (so that the Purchaser may bring a Warranty Claim against the Vendor if there is a breach of any such Warranty) with respect to the methanol storage tank located on the leased premises at Lyttelton Port and the associated ship-to-shore methanol pipeline and Warranty 71, provided that, for the avoidance of doubt, the Vendor does not warrant that the Purchaser will obtain overseas investment consent pursuant to the Overseas Investment Act 2005 in relation to any of the transactions contemplated under, or arising from, this Agreement or the New Zealand Land Contracts.

5.6	Conditions of payment and Claims

Despite any other provision of this Agreement, each of the following applies in respect of this Agreement.

(a)	(Notice of Claims) The Vendor is not liable to make any payment (whether by way of damages, indemnity or otherwise) in respect of any breach of this Agreement (including in respect of any Warranty Claim) unless a claim is made in writing by the Purchaser against the Vendor (setting out full details including details of the fact, circumstance or matter giving rise to the breach, the nature of the breach and the Purchaser’s calculation of the loss suffered) as soon as reasonably practicable after the Purchaser becomes aware of the fact, circumstance or matter on which the Claim is based and, in any event (and subject to clause 5.6(i)), on or before the date two years after the Completion Date (or in the case of a breach of clause 18, four years after the Completion Date).

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(b)	(Maximum liability) The maximum aggregate amount that the Purchaser may recover from the Vendor (whether by way of damages, indemnity or otherwise) pursuant to Claims under, or in respect of the transactions which are the subject matter of this Agreement (but for the avoidance of doubt, not including a Claim by the Purchaser under another Transaction Document for a breach of, or an indemnity given under, that Transaction Document), is an amount equal to:

(i)	(in respect of Claims made during the first 12 months from the Completion Date and subject to sub-paragraph (iii)) 60% of the Purchase Price;

(ii)	(in respect of Claims made after the first anniversary of the Completion Date until the second anniversary of the Completion Date and subject to sub-paragraph (iii)) 40% of the Purchase Price (as reduced by all amounts paid under sub-paragraph (i)); or

(iii)	the Purchase Price, but only in respect of Warranty Claims relating to the Excluded Warranties or a breach by the Vendor of clauses 8.4, 10.7, 14.10, 18 and 19.

(c)	(Thresholds) The Vendor is not liable to make any payment (whether by way of damages or otherwise) in respect of any breach of any Warranty, other than an Excluded Warranty:

(i)	if the amount finally adjudicated or agreed against the Vendor in respect of the breach is less than $100,000; and

(ii)	until the total of all amounts finally adjudicated or agreed against the Vendor in respect of breaches of the Warranties that would, but for this paragraph (ii), be payable under paragraph (i), exceeds $575,000, in which case the Purchaser may claim the whole amount.

(iii)	For the purpose of clause 5.6(c)(ii), Claims of the same or similar nature arising out of the same or similar facts, matters or circumstances will be treated as one Claim.

(d)	(Actions of the Purchaser) The Vendor’s Liability in respect of any breach of this Agreement (including any breach of a Warranty) will be reduced or extinguished (as the case may be) to the extent that the breach has arisen as a result of any act or omission after Completion by or on behalf of the Purchaser.

(e)	(Actions of the Vendor) The Vendor’s Liability in respect of any breach of this Agreement (including any breach of a Warranty), will be reduced or extinguished (as the case may be) to the extent that the breach has arisen as a result of any act or omission by or on behalf of the Vendor where the Purchaser has requested or consented to that act or omission under clause 7.

(f)	(Credit) If after the Vendor has made any payment to the Purchaser in respect of any breach of this Agreement (including any breach of a Warranty), the Purchaser receives any benefit or credit by reason of matters to which the breach relates then the Purchaser must immediately repay to the Vendor a sum corresponding to the amount of the payment or (if less) the amount of the benefit or credit.

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(g)	(Change in law) The Vendor will not be liable to make any payment (whether by way of indemnity, damages or otherwise) to the Purchaser in respect of any breach of this Agreement (including a breach of any Warranty) where the breach is as a result of any legislation not in force at the date of this Agreement including legislation which takes effect retrospectively.

(h)	(Recovery under any other right) To the extent that the Purchaser is or would be entitled to claim an indemnity against, or otherwise recover from a person other than the Vendor in respect of any loss or damage suffered by the Purchaser arising out of any breach of this Agreement (including a breach of any Warranty) whether by way of contract, indemnity or otherwise, the Purchaser will:

(i)	use all reasonable endeavours to recover from that person; and

(ii)	where a payment is made by the Vendor, reimburse the Vendor within a reasonable time of an amount equal to the lesser of the amount paid by the Vendor and the amount recovered from a person other than the Vendor (net of recovery costs).

(i)	(Disposal of Business) The Vendor will not be liable to make any payment (whether by way of indemnity, damages or otherwise) to the Purchaser in respect of any breach of this Agreement (including a breach of any Warranty) if, at the time the Claim is made, the Purchaser or a Related Company of the Purchaser is no longer the owner of the Business.

5.7	Purchaser’s acknowledgments

The Purchaser acknowledges and agrees that:

(a)	except as expressly set out in the Transaction Documents, neither the Vendor nor any person acting on behalf of or associated with the Vendor has made any representation, given any advice or given any warranty or undertaking, promise or forecast of any kind in relation to the Assets, the Business, the Australian Business or the Transaction Documents;

(b)	without limiting paragraph (a), and except for the statements made in schedule 7, no representation, no advice, no warranty, no undertaking, no promise and no forecast is given in relation to:

(i)	any economic, fiscal or other interpretations or evaluations by the Vendor or any person acting on behalf of or associated with the Vendor or any other person;

(ii)	future matters, including future or forecast costs, prices, revenues or profits; or

(iii)	the regulation of the adhesives and resins industry (including any act or omission by any Governmental Agency);

(c)	without limiting paragraphs (a) or (b), and except for the statements made in schedule 7, no statement or representation:

(i)	has induced or influenced the Purchaser to enter into this Agreement or agree to any or all of its terms;

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(ii)	has been relied on in any way as being accurate by the Purchaser;

(iii)	has been warranted to the Purchaser as being true; or

(iv)	has been taken into account by the Purchaser as being important to the Purchaser’s decision to enter into this Agreement or agree to any or all of its terms; and

(d)	it has competently and diligently carried out all relevant investigations and has examined and acquainted itself concerning:

(i)	the contents, correctness and sufficiency of the Disclosure Material;

(ii)	all information which is relevant to the risks, contingencies and other circumstances which could affect its decision to enter into each Transaction Document; and

(iii)	all amounts payable between the parties in relation to each Transaction Document.

5.8	Dealing with breach after Completion

If the Purchaser becomes aware after Completion of any fact, circumstance or matter which constitutes or could (whether alone or with any other possible fact, circumstance or matter) constitute a breach of this Agreement (including a breach of any Warranty), including (without limitation) a Claim against the Purchaser which if satisfied would result in a breach of this Agreement, the Purchaser must do each of the following:

(a)	promptly give the Vendor reasonable details including details of the fact, circumstance or matter giving rise to the breach, the nature of the breach and the Purchaser’s calculation of the loss suffered and any further related information of which the Purchaser becomes aware;

(b)	take reasonable steps to mitigate any loss which may give rise to a claim against the Vendor for breach of this Agreement (including a breach of any Warranty);

(c)	not make any admission of liability, agreement or compromise with any person in relation to the fact, circumstance or matter without first consulting with and obtaining the written approval of the Vendor;

(d)	give the Vendor and its professional advisers reasonable access to:

(i)	the personnel and premises of the Purchaser; and

(ii)	relevant chattels, accounts, documents and records within the possession, custody or power of the Purchaser,

to enable the Vendor and its professional advisers to examine the personnel, premises, chattels, accounts, documents and records and to take copies or photographs of them at the Vendor’s expense; and

(e)	at the Vendor’s expense, take all reasonable action in good faith and with due diligence that the Vendor directs to avoid, remedy or mitigate the breach, including legal proceedings and disputing, defending, appealing or compromising the Claim and any adjudication of it.

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5.9	Proceedings in respect of a claim

Unless the Vendor otherwise agrees, any Claim by the Purchaser against the Vendor in respect of any breach of this Agreement (including a breach of any Warranty) will be taken to be waived or withdrawn and will be barred and unenforceable (if such Claim has not been previously satisfied, settled or withdrawn) unless legal proceedings in respect of the Claim have been issued and served on the Vendor within 1 year after the Purchaser has incurred a loss to which the Claim relates and for this purpose legal proceedings will not be deemed to have been commenced unless they have been properly issued and validly served on the Vendor.

5.10	Insurance and other recovered amounts

(a)	Subject to clause 5.10(c), if the Purchaser is entitled to recover under a policy of insurance in respect of any Liability for which the Vendor is liable to the Purchaser under this Agreement by reason of a breach of the Agreement, including any breach of Warranty (Loss), then the Purchaser must use all reasonable endeavours to recover under that policy of insurance in respect of that Loss.

(b)	Subject to clause 5.10(c), if the Vendor has made a payment, or a payment is made on the Vendor’s behalf, to the Purchaser under this clause 5 in respect of a Loss (a Vendor Payment) and the Purchaser then recovers any sum from an insurer (under clause 5.10(a)) or any sum, benefit or credit from another third party in respect of that Loss (such sum to be calculated after recouping any costs and expenses suffered or incurred by the Purchaser in so recovering the sum, benefit or credit and any amount of the relevant Loss which was not recovered from the Vendor by reason of clause 5.10(c) (a Net Amount)), then the Purchaser must:

(i)	immediately notify the Vendor of the recovery of the sum or benefit or credit; and

(ii)	reimburse the Vendor for an amount equal to the lower of the Net Amount and the amount of the relevant Vendor Payment.

(c)	The Purchaser is not obliged to do any thing under clause 5.10(a) or clause 5.10(b) to the extent that having that obligation would prejudice the rights of the Purchaser under a relevant policy of insurance. Nothing in this clause 5.10 limits any other obligation in this clause 5.

5.11	Reduction of Purchase Price

Any monetary compensation received by the Purchaser as a result of any breach by the Vendor of this Agreement (including a breach of any Warranty) will be in reduction and refund of the Purchase Price.

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5.12	Remedies for breach of Warranties

The Purchaser acknowledges that its sole remedy for a Warranty Claim is damages.

5.13	No Liability where breach

Without limiting the operation of any other provision of this Agreement, the Vendor’s Liability in respect of any breach of this Agreement (including a breach of any Warranty) will be reduced or extinguished to the extent the Vendor’s Liability is increased as a direct result of any breach by the Purchaser of any provision of this Agreement.

6.	Shared Assets

6.1	Use of Shared Assets

Subject to clause 6.2 and the terms of each of the Transaction Documents, the Vendor must make the Shared Assets available to the Purchaser for the conduct of the Business by the Purchaser from the Completion Date at a cost to the Purchaser no greater than the cost currently borne by the Business and reflected in the Accounts. To the extent that a Shared Asset relates to a specific contract held by the Vendor, the Vendor’s obligation under this clause 6.1 will cease upon the expiration or termination of the current term of that contract, provided the Purchaser has been given a reasonable period to negotiate the continued provision or renewal of the relevant Shared Assets.

6.2	Third party approval

(a)	If the Vendor is required to obtain any approval from a third party to comply with its obligation under clause 6.1, the Vendor must use reasonable endeavours to obtain that approval.

(b)	If, and to the extent, that the Vendor is unable to obtain the required third party approval, the Vendor and the Purchaser agree that the Vendor will:

(i)	hold the benefits of the relevant Shared Asset on trust for the Purchaser; and

(ii)	cooperate in any reasonable and lawful arrangement designed to provide those benefits to the Purchaser, including following any reasonable directions given by the Purchaser.

6.3	Vendor’s indemnity

The Vendor must indemnify the Purchaser against any Liability which may be incurred by the Purchaser from:

(a)	any breach, non-performance or non-observance of the obligation of the Vendor under clause 6.1; and

(b)	any Claim made by a counterparty under any oral or written contract, agreement or arrangement relating to a Shared Asset to which the Vendor is a party to the extent it is incurred from acts, omissions or events caused or contributed to by the Vendor, other than at the direction of the Purchaser.

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7.	Conduct of Business before Completion

7.1	Continuity of Business

Subject to clause 7.3, from the date of this Agreement until Completion, the Vendor must:

(a)	carry on the Business in the usual and ordinary course as regards its nature, scope and manner;

(b)	ensure that capital expenditure of the Business is paid in accordance with the Business’ budgeted capital expenditure for that period;

(c)	procure that the Business maintains the Assets at normal levels consistent with the recent operation of the Business;

(d)	procure that repairs and maintenance are carried out to the Plant and Equipment, Leased Plant and Equipment and the Sites in accordance with good commercial practice and standards of maintenance and as required under the relevant equipment leases and the Approvals (as applicable);

(e)	disclose to the Purchaser in writing within a reasonable time, full details of any fact, matter, event or circumstance which constitutes a breach by the Vendor of this Agreement;

(f)	conduct the Business in compliance with all applicable laws and regulations;

(g)	do all things reasonably necessary to maintain all of the Approvals; and

(h)	use its reasonable endeavours to continue to occupy the Lyttelton Premises, including (if applicable) beyond the expiry of the Lyttelton Lease, provided that the Vendor will not be required to enter into any renewal and / or right of renewal of the Lyttelton Lease and will not enter into any such renewal and / or right of renewal without the approval of the Purchaser.

7.2	Prohibited actions

Without limiting clause 7.1 but subject to clause 7.3, prior to the Completion Date, except as expressly permitted by this Agreement or consented to by the Purchaser, the Vendor must not:

(a)	(conduct of business) manage and conduct the Business other than in its ordinary and usual course;

(b)	(Employees) amend the terms of engagement of, or terminate the employment of, or encourage the resignation of, any Employee either through individual contract or through negotiations with a union or hire, or agree to hire, any employee, agent or contractor except in the ordinary course of business;

(c)	(no disposals) except for disposals in the ordinary and usual course of business, dispose of, agree to dispose of, encumber or grant an option over, or declare itself trustee of any of the Assets;

(d)	of its own volition, terminate or adversely vary or fail to enforce the terms of any Contract or accept or agree to any variations to services to be performed or goods to be supplied under the Contract;

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(e)	enter into any abnormal or unusual transaction which adversely affects the Business;

(f)	enter into material commitments (or series of commitments) for capital expenditure, other than in accordance with the Business’ budgeted capital expenditure for that period or where the Vendor considers (in its sole discretion) that such expenditure is necessary to avoid, mitigate or address a safety issue or the effect of any emergency;

(g)	in its conduct of the Business make any change to its policy and practice as to the payment of creditors and collection of trade receivables; or

(h)	authorise, commit or agree to take any of the steps listed in clauses 7.2(a) to (g).

The Purchaser must not unreasonably withhold or delay any consent required under this clause.

7.3	Exceptions

Clauses 7.1 and 7.2 do not:

(a)	prevent any action contemplated or required by this Agreement; or

(b)	prevent any action or omission agreed in writing between the Vendor and the Purchaser.

7.4	Transitional issues

The Vendor must facilitate and ensure that the Purchaser, its officers, employees, advisers and agents are provided with reasonable assistance at reasonable times before Completion to enable the Purchaser to identify and become familiar with transitional business issues, including but not limited to transitional issues in respect of information technology and general administration.

7.5	Purchaser to avoid disruption

The Purchaser acknowledges that under no circumstance will the Vendor be required to provide any assistance to the Purchaser under clause 7.4 where that assistance would cause unreasonable and material disruption to the conduct of the Business, its activities, operations and employees.

8.	Completion

8.1	Australian Completion

It is agreed that Completion is conditional upon, and will occur simultaneously with, completion under the Australian Business Sale Agreement and the New Zealand Land Contracts.

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8.2	Completion place

Subject to clauses 2 and 8.1, Completion will take place on the Completion Date at the offices of Allens Arthur Robinson of 530 Collins Street, Melbourne Victoria or such other place agreed by the parties.

8.3	Payment of Purchase Price

At Completion, the Purchaser must pay to the Vendor the Initial Purchase Price which is payable on the Completion Date, subject to such adjustments as are provided for in this Agreement.

8.4	Obligations of the Vendor on Completion

At Completion, the Vendor must deliver, or make available, to the Purchaser:

(a)	all of the tangible Assets at the relevant Sites or at such other locations as the Vendor and the Purchaser may agree;

(b)	releases of any Security Interests affecting the Assets from all persons holding them;

(c)	ownership papers for the motor vehicles included within the Assets together with duly executed notices of change of ownership;

(d)	duly executed deeds of assignment of the Trade Marks together with any certificates of registration for them;

(e)	if reasonably requested by the Purchaser or nominated by the Vendor in respect of one or more of the Contracts (and subject to clause 10.2(b)), such duly executed deeds of assignment or novation agreements of those Contracts, together with such consents of the counterparties of those Contracts as the Vendor has been able to obtain;

(f)	counterparts of the following Transaction Documents, duly executed by or on behalf of the Vendor or the applicable Related Companies of the Vendor, except for those Transaction Documents executed by, and delivered to, all relevant parties prior to the Completion Date:

(i)	duly executed duplicates of the Hornby Warehouse Lease;

(ii)	duly executed duplicates of the Mt Maunganui Lease;

(iii)	duly executed New Zealand Land Contracts;

(iv)	the Transitional Services Agreement; and

(v)	the New Zealand Environmental Management and Indemnity Agreement;

(g)	any other document or thing reasonably necessary and as reasonably requested by the Purchaser to give full effect to this Agreement as it relates to the Vendor, including all documents, current warrants of fitness and certifications of compliance held by the Vendor at the date of this Agreement or acquired prior to the Completion Date, in relation to the:

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(i)	Marstel storage tank used by the Vendor for the storage and dispatch of phenol in Auckland; and

(ii)	Storage Tank and Pipeline owned by Bulk Storage Terminals used for storage and supply of methanol to the Vendor at the Mt Maunganui Site.

(h)	certificates in respect of the following Approvals:

(i)	Steam Boiler – serial number: 4427 – Official Number: 123192;

(ii)	Fired Steam Boiler – serial number: 3097 – Official Number: 102704; and

(iii)	Reactor – Official Number: 131971.

8.5	Obligations of the Purchaser on Completion

At Completion, the Purchaser must deliver, or make available, to the Vendor counterparts of the following Transaction Documents duly executed by or on behalf of the Purchaser or the applicable Related Company of the Purchaser:

(a)	duly executed duplicates of the Hornby Warehouse Lease;

(b)	duly executed duplicates of the Mt Mauganui Lease;

(c)	duly executed New Zealand Land Contracts;

(d)	the Transitional Services Agreement;

(e)	the New Zealand Environmental Management and Indemnity Agreement; and

(f)	counterparts of any assignment deeds or novation agreements provided by the Vendor pursuant to clause 8.4(e).

8.6	Motor Vehicles

The cost of any notice of change of ownership and any warrant of fitness required to be obtained in relation to any Motor Vehicle must be borne by the Vendor and the costs of the preparation and lodging of any notices (including transfer fees) of acquisition or other documents required to be lodged under the relevant motor vehicle legislation must be borne by the Purchaser.

8.7	Completion of sale and purchase

Completion of the sale and purchase of each Asset is dependent on the simultaneous completion of the sale and purchase of each other Asset.

8.8	Purchaser must cooperate

The Purchaser must cooperate fully with the Vendor in endeavouring to obtain all consents and other approvals which may be required or contemplated in connection with the transactions provided for in the Transaction Documents. All documents to be delivered by the Vendor and/or the Purchaser which are not in an agreed form at the date of this Agreement must be in a form agreed between the Vendor and the Purchaser, in each case acting reasonably.

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8.9	Purchaser must change the name of the Business

(a)	Within 30 days after Completion, the Purchaser must change the name of the Business to a name that does not include the word Orica or any similar word or use the Orica corporate logo and must give the Vendor written notice of the new name and logo of the Business.

(b)	Unless otherwise reasonably necessary as a result of the transactions, from Completion the Purchaser and its Related Bodies Corporate must not create, send, distribute or enter into (as the case may be) any:

(i)	letter, envelope, facsimile, email or other form of correspondence;

(ii)	advertising, sales or marketing material; or

(iii)	document, deed or agreement,

that includes the word Orica or any similar word, or that resembles any business or trade name or logo used by the Business before Completion.

(c)	Within three months after Completion, the Purchaser must change the name and identification of the Business at the Sites, on any packaging or vehicles used by the Business and wherever else the Business operates or is listed or named or identified so that the name and identification of the Business no longer includes the word Orica or any similar word and does not resemble any business or trade name or logo used by the Business before Completion provided that the Purchaser indemnifies the Vendor for any Liabilities incurred by the Vendor or a Related Company arising in connection with the use of the name and identification by the Purchaser prior to the change.

8.10	Transfer of title to Lyttelton Facility

At Completion, the Vendor will transfer title to the Lyttelton Facility and the Lyttelton Pipeline including all documentation, information and any certifications held by the Vendor, capable of being transferred, relating to the rights held by the Vendor as to the location and maintenance of the Lyttelton Pipeline and certification of the Lyttelton Pipeline.

9.	Adjustments to Purchase Price

9.1	Completion Balance Sheet

The Vendor must as soon as reasonably possible after the Completion Date (and, in any event, within 42 Business Days after that date) prepare a special purpose proforma balance sheet relating to Inventory, trade debtors, Trade Creditors and Employee provisions (the Completion Balance Sheet Items) as at the Completion Date (Completion Balance Sheet):

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(a)	in the format of the Proforma Completion Balance Sheet set out in schedule 6 and

(b)	in accordance with the Accounting Principles as previously applied.

9.2	Review by Auditor

(a)	The Vendor must deliver the Completion Balance Sheet (together with all of the Vendor’s working papers) to the Vendor’s auditors (the Auditor) within two Business Days of its preparation under clause 9.1.

(b)	The Vendor must procure that the Auditor performs a review of the Completion Balance Sheet and reports in writing (attaching a copy of the Completion Balance Sheet) to the Vendor and the Purchaser within 20 days after the date of receipt of the Completion Balance Sheet under paragraph (a) either that:

(i)	the Completion Balance Sheet has been drawn up in accordance with this clause 9 and no adjustments to the Completion Balance Sheet need to be made; or

(ii)	the Completion Balance Sheet needs to be adjusted (in which case the Auditor must also set out in writing the adjustments that need to be made to the Completion Balance Sheet) to comply with this clause 9.

(c)	The costs and expenses of the Auditor in performing the review of the Completion Balance Sheet must be borne equally by the Purchaser and the Vendor.

9.3	Access to information

The Purchaser must in connection with the preparation of the Completion Balance Sheet by the Vendor and performance of the review by the Auditor:

(a)	provide or ensure the provision of all information and assistance which may be requested by the Vendor or the Auditor (as the case may be); and

(b)	permit the Vendor or the Auditor (as the case may be) and its representatives to have access to and take extracts from or copies of any of the Business Records.

9.4	Review by Purchaser

(a)	The Vendor must provide the Purchaser and its advisers with reasonable access to the working papers provided to the Auditor under clause 9.2(a) during the period from the time that the Auditor reports under clause 9.2(b) to the Adjustment Date.

(b)	The Vendor must use reasonable endeavours to procure that the Purchaser and its advisers are provided with reasonable access to the Auditor’s working papers in relation to its review of the Completion Balance Sheet, subject to the Purchaser complying with any conditions of access imposed by the Auditor (such as the giving of a release).

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9.5	Parties’ response to review

(a)	If the Completion Balance Sheet:

(i)	as confirmed by the Auditor under clause 9.2(b)(i); or

(ii)	as adjusted by the Auditor under clause 9.2(b)(ii),

is not disputed by the Vendor or the Purchaser by notice under clause 9.6 prior to the Adjustment Date, it will be taken to be final.

(b)	If the Completion Balance Sheet:

(i)	as confirmed by the Auditor under clause 9.2(b)(i); or

(ii)	as adjusted by the Auditor under clause 9.2(b)(ii),

is disputed by the Vendor or the Purchaser by notice under clause 9.6 prior to the Adjustment Date, the dispute will be determined under clause 9.6.

9.6	Dispute resolution procedure

(a)	If there is any difference of opinion or dispute between the Vendor and the Purchaser regarding the Completion Balance Sheet, the Vendor or the Purchaser (Disputing Party) may give a notice (Dispute Notice) to the other party prior to the Adjustment Date setting out:

(i)	details of each of the matters in dispute;

(ii)	a separate dollar value for each of those matters; and

(iii)	full details of the reasons why each of those matters is disputed.

(b)	A Disputing Party may only give one Dispute Notice.

(c)	Within 20 Business Days of the Disputing Party having delivered a Dispute Notice to the other party, the other party must deliver to the Disputing Party a response in writing on the disputed matters (Response). If the other party does not deliver a Response within that time, the Completion Balance Sheet will be deemed to be amended as required by the Disputing Party and will be taken to comprise the final Completion Balance Sheet.

(d)	If the dispute is not resolved within 20 Business Days of the delivery of the Response to the Disputing Party, then the Disputing Party may refer the dispute to an Expert for determination of the matter or matters in dispute.

(e)	The Expert must be selected by agreement between the Vendor and the Purchaser, or failing agreement between them within 20 Business Days after they commence to discuss the selection of the Expert, selected by the President for the time being of the Institute of Chartered Accountants of Australia.

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(f)	The disputed matters must be referred to the Expert by written submissions of the Vendor and the Purchaser which must attach:

(i)	the Completion Balance Sheet (together with any working papers);

(ii)	the report issued by the Auditor under clause 9.2(b);

(iii)	the Dispute Notice;

(iv)	the Response; and

(v)	an extract of the relevant provisions of this Agreement.

(g)	Each party shall be entitled to make one submission in writing to the Expert (“Party Submission”), which must be delivered within 20 Business Days after the date of appointment of the Expert, and shall be entitled to make one reply in writing to the Party Submission of the other party, which reply must be delivered within 20 Business Days of the delivery of that Party Submission. Neither party shall be entitled to make any further submission or reply unless the Expert requests both parties to provide a submission or reply, and neither party shall be entitled to make any submission except in writing.

(h)	The Expert must be instructed to decide the matters of disagreement and finish its determination and provide it to the Vendor and the Purchaser no later than 20 Business Days after receipt of the Party Submission (or such other period agreed by the parties having regard to the matters in dispute).

(i)	The Vendor and the Purchaser must promptly supply the Expert with any information, assistance and co-operation requested in writing by the Expert in connection with its determination. All correspondence between the Expert and a party must be copied to the other party.

(j)	The Expert must apply the Accounting Principles.

(k)	In the absence of agreement between the Vendor and the Purchaser, the Expert will decide the procedures to be followed to resolve the matters of disagreement.

(l)	The Expert must act as an expert and not as an arbitrator. The Expert’s written determination will be final and binding on the parties in the absence of manifest error and the Completion Balance Sheet will be deemed to be amended accordingly and will be taken to comprise the final Completion Balance Sheet.

(m)	The cost of a determination by the Expert must be borne by the Vendor and the Purchaser in such manner as the Expert determines (having regard to the merits of the dispute).

9.7	Payment of Adjustment Amount

(a)	If the amount of the Net Assets is greater than $2,934,926 then the Purchaser must pay the difference between these two amounts to the Vendor by way of an addition to the Initial Purchase Price.

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(b)	If the amount of the Net Assets is less than $2,934,926 then the Vendor must pay the difference between these two amounts to the Purchaser by way of repayment of the Initial Purchase Price.

9.8	Payment Date

(a)	If the Completion Balance Sheet is not disputed by the Purchaser or the Vendor prior to the Adjustment Date, the Adjustment Amount, plus simple interest on that amount from (and including) the Completion Date to (and including) the date of payment calculated daily at the rate per annum which is the sum of the Interest Rate and a margin of 2% on the date of payment, must be paid to the Vendor or the Purchaser (as the case requires) within ten Business Days after the Adjustment Date.

(b)	If the Completion Balance Sheet is disputed by the Purchaser or the Vendor prior to the Adjustment Date, the portion of the Adjustment Amount not in dispute, plus simple interest on that amount from (and including) the Completion Date to (and including) the date of payment calculated daily at the rate per annum which is the sum of the Interest Rate on the date of payment and a margin of 2%, must be paid to the Vendor or the Purchaser (as the case requires) within 10 Business Days after the Adjustment Date and the balance of the Adjustment Amount, plus simple interest on that amount from (and including) the Completion Date to (and including) the date of payment calculated daily at the rate per annum which is the sum of the Interest Rate on the date of payment and a margin of 2%, must be paid to the Vendor or the Purchaser (as the case requires) within 10 Business Days after the date upon which the dispute is determined by the Expert or otherwise resolved by the parties.

10.	Contracts

10.1	Purchaser entitled to benefit of Contracts

As from Completion, the Purchaser is beneficially entitled to the benefit of the Contracts. This Agreement shall not constitute an assignment or attempted assignment of any Contract if the assignment or attempted assignment would constitute a breach of such Contract.

10.2	Novation or Assignment of the Contracts

(a)	The Vendor must use reasonable endeavours to assist the Purchaser to obtain the agreement of the other parties to the Contracts to which it is a party to the novation of those Contracts to the Purchaser. Any novation unless otherwise agreed, will be in a form substantially similar to that set out in schedule 9.

(b)	Where the consent of a counterparty to any Contract is required to the assignment of the benefit of any of the Contracts to the Purchaser, the Vendor must use reasonable endeavours to assist the Purchaser to obtain the consent of the relevant counterparties to the assignment of those Contracts to the Purchaser. Upon any such counterparty consent being obtained, this agreement shall constitute an assignment of the benefit of the Contract to which that counterparty consent relates.

(c)	Nothing in paragraph (a) or (b) will require the Vendor to pay any money other than expenses or costs including of advisers to procure the relevant thing or

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provide any other valuable consideration to or for the benefit of any person or otherwise take action which would or is reasonably likely to impact adversely on or otherwise be contrary to the interests of the Vendor.

10.3	Contracts that are not novated or assigned

If, and to the extent that any of the Contracts (or parts thereof) are not, or are unable to be, novated or assigned to the Purchaser from Completion (the Retained Contracts), the Vendor and the Purchaser agree, subject to clause 10.2(c), that:

(a)	the Vendor will hold all of its rights, title and interest in the Retained Contracts on trust for the benefit of the Purchaser; and

(b)	the Vendor must cooperate in any reasonable and lawful arrangement designed to provide those benefits and rights under the Retained Contracts to the Purchaser, including following any reasonable directions given by the Purchaser.

10.4	Assumption of responsibility for Contracts

The Purchaser must from Completion assume responsibility for the performance of, and perform and comply with the terms of, all Contracts (including the Retained Contracts) on behalf of the Vendor, but at the risk and expense of the Purchaser.

10.5	Assignment or novation unavailable

If, despite their reasonable endeavours, the Vendor and the Purchaser are unable to (including because any third party consent required cannot be obtained) assign or novate a Contract under clause 10.2 within three months from Completion, the Purchaser may, by written notice to the Vendor, require the Vendor and the Purchaser to use their respective reasonable endeavours to procure that the Contract is terminated with, so far as reasonably practicable, no additional Liability to either of them. The Vendor will be under no obligation to terminate any Contract pursuant to this clause where, in the reasonable opinion of the Vendor, the termination of that Contract may result in the Vendor incurring a material Liability other than expenses or costs including of advisers to procure the termination.

10.6	Purchaser’s indemnity

The Purchaser must indemnify the Vendor against any Liability which may be incurred by the Vendor from:

(a)	any breach, non-performance or non-observance of any obligation of the Purchaser under a Contract which is due to be performed (or relates to the period) on or after the Completion Date except to the extent that any such Liability is suffered, paid or incurred from acts, omissions of or events caused or contributed to by the Vendor (other than at the direction of the Purchaser);

(b)	any Claim made by a counterparty under a Contract arising from events, acts or omissions occurring on or after the Completion Date except to the extent that any such Liability is suffered, paid or incurred from acts, omissions of or events caused or contributed to by the Vendor (other than at the direction of the Purchaser); and

(c)	any breach by the Purchaser of clause 10.4.

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10.7	Vendor’s indemnity

The Vendor must indemnify the Purchaser against any Liability which may be incurred by the Purchaser from:

(a)	any breach, non-performance or non-observance of any obligation of the Vendor under a Contract which is due to be performed (or relates to the period) before the Completion Date;

(b)	any Claim made by a counterparty under a Contract to the extent arising from events, acts or omissions occurring before the Completion Date;

(c)	any breach, non-performance or non-observance of any obligation of the Vendor under a Retained Contract which is due to be performed (or relates to the period) after the Completion Date to the extent it is incurred from acts, omissions or events caused or contributed to by the Vendor, other than at the direction of the Purchaser; and

(d)	any breach by the Vendor of clauses 10.2 or 10.3.

11.	Approvals

11.1	Transfer of Approvals

The Vendor agrees to use all reasonable endeavours to transfer to the Purchaser, and the Purchaser agrees to use all reasonable endeavours to assist the Vendor to transfer, such Approvals as may be transferable, or to assist the Purchaser in obtaining equivalent Approvals, prior to Completion. For the avoidance of doubt, nothing in this clause limits the provisions of clause 2.

11.2	Hornby Trade Waste Consent

Without limiting clause 11.1, the Vendor agrees to:

(a)	use its reasonable endeavours to transfer the Trade Waste Consent Application submitted to the Christchurch City Council on 4 August 2006 (the Trade Waste Consent Application) to the Purchaser or use its reasonable endeavours to assist the Purchaser to obtain the Trade Waste Consent;

(b)	notify the Christchurch City Council that the Vendor’s Trade Waste Consent Application is or has been transferred to the Purchaser;

(c)	if the Trade Waste Consent is obtained by the Vendor, transfer the Trade Waste Consent to the Purchaser.

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12.	Receivables

12.1	Assignment

On and from the Completion Date, the Vendor absolutely assigns to the Purchaser and the Purchaser assumes all of the Vendor’s right, title and interest in and to the Receivables.

12.2	Notice

At any time after the Completion Date, the Purchaser may on behalf of the Vendor execute and deliver to any person owing any part of the Receivables a notice in writing as will satisfy the requirements for the assignment of the Receivable owing by that person to be effective at law.

12.3	Power of Attorney

On and from the Completion Date, the Vendor irrevocably appoints the Purchaser and each of its officers as its attorney to do the following in its own name or in the name of the Vendor:

(a)	demand, receive and give discharge for the Receivables;

(b)	conduct any legal proceedings in relation to the Receivables;

(c)	execute and deliver the notices contemplated in clause 12.2; and

(d)	for the purposes of any of the above, appoint and remove any sub attorney or sub attorneys.

The Purchaser must indemnify the Vendor against all Liabilities incurred by the Vendor as a result of the Purchaser’s use of the power of attorney granted to it by the Vendor under this clause (including the use of the power by any sub attorney or sub attorneys appointed by the Purchaser under clause 12.3(d)).

13.	Liabilities of the Business

Except as otherwise expressly provided in this Agreement and the other Transaction Documents:

(a)	the Purchaser will be responsible for all Liabilities incurred by it in connection with the conduct of the Business after Completion and the Purchaser must indemnify the Vendor against all such Liabilities; and

(b)	from Completion the Purchaser accepts and assumes Liability in respect of the Trade Creditors and must indemnify the Vendor in respect of all Liabilities arising in respect of the Trade Creditors.

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14.	Employees

14.1	Offers of employment

At least 21 days before the Completion Date, the Purchaser must make or procure an offer of employment to each Employee.

14.2	Terms and conditions of offer

The offers must be for employment conditional on Completion and the terms and conditions of the offers must be such that the following Employees will not be eligible to receive the severance allowance/payment component under the corresponding instruments:

(a)	CEA Employees – Adhesives and Resins Christchurch Collective Employment Agreement applying from 1 October 2005 to 30 September 2008 or Adhesives and Resins Mount Maunganui Collective Employment Agreement applying from 1 October 2005 to 30 September 2007;

(b)	Gary Byrom – his contract of employment dated 10 April 2002 with the Vendor; and

(c)	all other Employees – the applicable Vendor’s redundancy policy provided that the eligibility for redundancy under the individual contract is not triggered by conditions materially different from the conditions of eligibility for redundancy set out in the Vendor’s redundancy policy.

14.3	Annual leave

The Purchaser will from the Completion Date assume liability for the accrued entitlement to annual leave (including applicable loadings) and long service leave for each Employee who accepts an offer under clause 14.1 (an Acquired Employee), except:

(a)	in the case of annual leave – to the extent that an Employee elects to have his or her annual leave cashed out under clause 14.8; and

(b)	to the extent that any entitlement of an Employee has been discharged by a payment from the Vendor.

14.4	Release of employee

The Vendor must release the Acquired Employees from their employment effective from the Completion Date.

14.5	Parties must use best endeavours

Each party must use its best endeavours to ensure that each Employee accepts the offer made to him or her.

14.6	Access to Employees

The Vendor, must allow the Purchaser reasonable access to the Employees during the Employees working hours (such access to be provided upon reasonable notice to the Vendor and subject to such reasonable procedures as the Vendor may require) before the offers of employment under clause 14.1 are made, and after those offers are made, to enable the Purchaser to discuss the offers with the Employees.

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14.7	Indemnity for payment of severance component of redundancy benefits

(a)	The Purchaser agrees to indemnify the Vendor against any Claim by an Employee against the Vendor for redundancy benefits.

(b)	The indemnity under clause 14.7(a) applies only:

(i)	to the following extent:

(A)	in the case of a CEA Employee – the severance payment component of the redundancy entitlements to which the particular CEA Employee is entitled under the:

(aa)	Adhesives and Resins Christchurch Collective Employment Agreement applying from 1 October 2005 to 30 September 2008; or

(bb)	Adhesives and Resins Mount Maunganui Collective Employment Agreement applying from 1 October 2005 to 30 September 2007;

(B)	in the case of Gary Byrom – the severance payment component of his entitlement to redundancy benefits under his contract of employment dated 10 April 2002 with the Vendor; and

(C)	in the case of other Employees – the severance payment component of the Vendor’s redundancy policy as at the Completion Date;

(ii)	in relation to any Claim made against the Vendor in the period of two years following Completion;

(iii)	to the extent the indemnity applies to legal costs which might be incurred by or on behalf of the Vendor—only to those legal costs to the extent authorised by the Purchaser; and

(iv)	if the Vendor complies with its obligations under clause 14.7(c).

(c)	In relation to any Claim by an Employee against the Vendor for redundancy benefits:

(i)	if the Vendor becomes aware of a Claim, the Vendor must give written notice of the Claim to the Purchaser as soon as practicable after becoming so aware;

(ii)	the Purchaser will be responsible for controlling the conduct of any proceedings in relation to any such Claim (but in the name of the Vendor); and

(iii)	the Vendor will do everything reasonably required by the Purchaser in relation to the Purchaser’s conduct of the proceedings (including, without

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limitation, giving it access to the Vendor’s employees and information held by the Vendor, and executing relevant documentation required by the Purchaser).

14.8	Treatment of annual leave

(a)	The Vendor will use its reasonable endeavours to encourage each Acquired Employee to reduce the amount of their accrued and untaken annual leave (by way of payment in lieu on Completion) to a maximum of 20 days.

(b)	To the extent that any Acquired Employee agrees to reduce the amount of their annual leave as provided for in clause 14.8(a), the Vendor will, on or around the Completion Date, pay to that Acquired Employee an amount in lieu of that part of their accrued and untaken annual leave that they agree to cash out.

14.9	Indemnity by Purchaser against claims

The Purchaser must indemnify the Vendor against all Claims for salary and wages (including any allowances or benefits), holiday pay (including applicable loadings), and other leave entitlements which are or may become payable to any Acquired Employee under any contract of employment, award or statutory entitlement from the Completion Date.

14.10	Indemnity by Vendor against claims

Subject to clause 14.9, the Vendor must indemnify the Purchaser against all Claims:

(a)	for salary and wages (including any allowances or benefits), annual leave (including applicable loadings), and other leave entitlements which are or may become payable to any Acquired Employee under any contract of employment, award or statutory entitlement up to but not including the Completion Date (other than leave entitlements which the Purchaser assumes under this clause 14); and

(b)	arising from any breach by the Vendor of its statutory, contractual or other legal obligations to an Acquired Employee prior to the Completion Date.

14.11	Purchaser must notify ACC

The Purchaser must notify the Accident Compensation Corporation as soon as practicable after the Completion Date that it has become the employer of each of the Acquired Employees and from the Completion Date the Purchaser will be liable to make any weekly compensation payments and/or levies (if any) under the Injury Prevention, Rehabilitation and Compensation Act 2001 in respect of the Acquired Employees.

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15.	Superannuation

15.1	Transfer of accrued benefits to new fund

In respect of each Acquired Employee who requests a transfer of assets being made in respect of him or her from the Vendor’s Superannuation Fund and/or the Vendor’s Provident Fund to the new fund of which the Acquired Employee is a member, the Vendor must use its reasonable endeavours to ensure that the trustees of the Vendor’s Superannuation Fund and the Vendor’s Provident Fund (if applicable) pay to the new fund for the account of the Acquired Employee concerned:

(a)	in the case of an Acquired Employee entitled to defined benefits under the Vendor’s Superannuation Fund, an amount equal to the Acquired Employee’s withdrawal benefits in the Vendor’s Superannuation Fund as determined by the trustee of the Vendor’s Superannuation Fund in accordance with the Vendor’s Fund Trust Deed; and

(b)	in the case of an Acquired Employee entitled to accumulation benefits under the Vendor’s Superannuation Fund or the Vendor’s Provident Fund, an amount equal to the amount standing to the credit of the Acquired Employee’s accumulation accounts in the Vendor’s Superannuation Fund or the Vendor’s Provident Fund (as applicable) on the basis that the amounts so paid are to be fully vested in the Acquired Employee in the new fund, calculated as at the Completion Date and adjusted by the applicable earnings rate of the Vendor’s Superannuation Fund or the Vendor’s Provident Fund (as applicable) in respect of the period between the Completion Date and the date of actual payment.

15.2	Surplus and redundancy costs

(a)	The Purchaser acknowledges that it does not have, and will not make, any Claim against the Vendor or the trustees of the Vendor’s Superannuation Fund and the Vendor’s Provident Fund in relation to any part of any actuarial or other surplus which at any time exists in or in respect of the Vendor’s Superannuation Fund and/or the Vendor’s Provident Fund.

(b)	Nothing with respect to this acknowledgment affects an Employee’s Claim against the Vendor or the trustee of the Vendor’s Superannuation Fund or the trustee of the Vendor’s Provident Fund as a member or former member of the Vendor’s Superannuation Fund and/or the Vendor’s Provident Fund.

16.	Purchaser Warranties

16.1	Purchaser Warranties

The Purchaser represents and warrants to the Vendor that, as at the date of this Agreement and at Completion, each of the Purchaser Warranties is correct.

16.2	Continued operation

The Purchaser Warranties will remain in full force and effect after the Completion Date despite Completion.

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17.	Books and Records

All Business Records will become the property of the Purchaser at Completion except where they are required by law to be kept by the Vendor and except that the Vendor may retain copies of any Business Records it reasonably requires. As from Completion, each party must allow the other to have access at all reasonable times to the Business Records and to take extracts from or copies of them.

18.	Restraint

18.1	Definitions

In this clause 18:

engage in means to carry on, participate in, provide finance or services, or otherwise be directly or indirectly involved as a shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier.

Prohibited Person means:

(a)	the Vendor; and

(b)	any Related Company of the Vendor.

18.2	Covenants

The Vendor undertakes to the Purchaser that the Prohibited Persons will not:

(a)	engage in the manufacture or sale of:

(i)	formaldehyde–based resins and wood adhesives; or

(ii)	formaldehyde to formaldehyde-based resins and wood adhesives manufacturers,

    (collectively, the Restricted Business);

(b)	solicit, canvass, approach or accept any approach from any person who was at any time during the six month period ending on the Completion Date a customer of the Business with a view to obtaining the custom of that person in respect of the Restricted Business;

(c)	interfere with the relationship between the Business and its customers, employees or suppliers in respect of the Restricted Business; or

(d)	induce or assist in the inducement of any Acquired Employee to leave that employment.

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18.3	Duration of covenants

The undertakings in clause 18.2 are given for a period commencing on the Completion Date and ending on:

(a)	the third anniversary of the Completion Date;

(b)	the second anniversary of the Completion Date;

(c)	the first anniversary of the Completion Date;

(d)	the date that is six months after the Completion Date.

18.4	Geographic application of covenants

The undertakings given in clause 18.2 only apply if the activity prohibited under clause 18.2 occurs within:

(a)	Asia-Pacific region;

(b)	Australia and New Zealand;

(c)	New Zealand;

(d)	a country in which the Business has made sales in the last 12 months;

18.5	Interpretation

Clauses 18.2, 18.3 and 18.4 have effect together as if they consisted of separate provisions, each results from combining each undertaking in clause 18.2 with each period in clause 18.3 and combining each of those combinations with each separate area in clause 18.4. If any of those separate provisions is invalid or otherwise unenforceable for any reason, the invalidity or unenforceability shall not affect the validity or enforceability of any of the other separate provisions or other combinations of those separate provisions of clauses 18.2, 18.3 and 18.4.

18.6	Exceptions

Clause 18 does not restrict a Prohibited Person from:

(a)	holding 10% or less of the shares of a listed company; or

(b)	recruiting a person through a recruitment agency (except if the agency targets employees covered by clause 18.2(d)) or as a response to a newspaper, web page or other public employment advertisement.

18.7	Acknowledgments

The Vendor acknowledges that:

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(a)	all the prohibitions and restrictions contained in this clause 18 are reasonable in the circumstances and necessary to protect the goodwill of the Business;

(b)	damages are not an adequate remedy if a Prohibited Person breaches this clause 18; and

(c)	the Purchaser may apply for injunctive relief if:

(i)	a Prohibited Person breaches or threatens to breach this clause 18; or

(ii)	it believes a Prohibited Person is likely to breach this clause 18.

19.	Confidentiality

19.1	Confidentiality

Subject to clause 19.3, each party must keep the terms of this Agreement confidential.

19.2	Purchaser’s investigation

Subject to clause 19.3, any confidential information obtained by the Purchaser in connection with the Business must be kept confidential:

(a)	until the Completion Date; and

(b)	after the Completion Date, if Completion does not occur.

19.3	Exceptions

A party may make any disclosures in relation to this Agreement as it thinks necessary to:

(a)	its professional advisers, bankers, financial advisers and financiers, if those persons undertake to keep information disclosed confidential;

(b)	comply with any applicable law, rule of any stock exchange or requirement of any Governmental Agency; or

(c)	any of its employees to whom it is necessary to disclose the information if that employee undertakes to keep the information confidential.

19.4	Public announcements

Except as required by law or the rules of any stock exchange, all press releases and other public announcements relating in any way to this Agreement must be in terms agreed by the parties.

19.5	Confidentiality Agreement unaffected

Nothing in this clause limits or otherwise affects the terms of the Confidentiality Agreement.

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20.	Remedies

20.1	Remedies of the Vendor

(a)	If the Purchaser fails to comply with any term of this Agreement and or the Australian Business Sale Agreement, without limiting the remedies available to the Vendor at law or in equity, the Vendor may sue the Purchaser for breach, and in addition if the Purchaser has failed to comply with any material term of this Agreement on or before Completion, the Vendor may also do any or all of the following without further notice to the Purchaser:

(i)	terminate this Agreement and the Australian Business Sale Agreement where the Vendor has given notice of default and the Purchaser has failed to remedy the default within 5 Business Days of that notice; and

(ii)	resell the Assets or any of them by any means the Vendor determines and recover from the Purchaser any amount by which the proceeds of such sale (less all incidental expenses) is less than the Initial Purchase Price (including interest on the Initial Purchase Price calculated in accordance with clause 1.6).

(b)	On termination of this Agreement by the Vendor under clause 20.1(a)(i), the Vendor is discharged from any further obligation or Liability (except for any accrued Liability) under this Agreement.

20.2	Remedies of the Purchaser

(a)	If the Vendor fails to comply with any term of this Agreement and or the Australian Business Sale Agreement, without limiting the remedies available to the Purchaser at law or in equity, the Purchaser may sue the Vendor for breach, and in addition if the Vendor has failed to comply with any material term of this Agreement on or before Completion, the Purchaser may, at its discretion:

(i)	defer Completion to any subsequent Business Day not more than 10 Business Days after the scheduled Completion Date or any later date set for Completion in accordance with this clause (in such event, this clause will apply to the scheduled Completion Date so deferred);

(ii)	if applicable, waive the requirement to fulfil that material term, in whole or in part, and following such waiver to complete the sale and purchase of the Assets;

(iii)	so far as practicable, complete the sale and purchase of the Assets; or

(iv)	terminate this Agreement where the Purchaser has given notice of default and the Vendor has failed to remedy the default within 15 Business Days of that notice.

(b)	On termination of this Agreement by the Purchaser under clause 20.2(a)(iv), the Purchaser is discharged from any further obligation or Liability (except for any accrued Liability) under this Agreement.

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21.	Costs and Stamp Duty

(a)	Each party must bear its own costs arising out of the negotiation, preparation and execution of this Agreement. All stamp duty (including fines, penalties and interest) that may be payable on or in connection with this Agreement, any transaction evidenced by this Agreement and any instrument or transaction entered into under this Agreement must be borne by the Purchaser.

(b)	If this Agreement, any instrument entered into under it or any transaction evidenced or contemplated by it, is or may be subject to stamp duty, the Vendor will use its best endeavours and will provide all documentation and information necessary:

(i)	to assist the Purchaser in determining whether a Liability to stamp duty exists; and

(ii)	if such a Liability does exist, to have this Agreement, the instrument or any form or statement required to be prepared by reason of the transaction, properly stamped.

22.	GST

22.1	Supply of a going concern

The parties agree that the supply of the Business and the Assets (including for the avoidance of doubt the supply of the New Zealand Land under the New Zealand Land Contracts), but excluding the supply of the Leased Land, by the Vendor pursuant to this Agreement is the supply of a taxable activity that is capable of being carried on by the Purchaser as a going concern and accordingly that the supply of the Business and Assets is zero-rated for GST purposes under section 11(1)(m) of the GST Act.

22.2	Leased Land

The parties agree that the sale of the Leased Land by the Vendor to the Purchaser constitutes a separate supply and is not zero-rated as a going concern for GST purposes. Pursuant to clause 22.5 the Purchaser will pay to the Vendor on the Completion Date an amount equal to the GST charged on the supply of the Leased Land (by reference to the Leased Land Purchase Price), and the Vendor will issue a Tax Invoice to the Purchaser for this supply on Completion.

22.3	Registration

The Purchaser and the Vendor each warrants to the other that it is a “registered person” for the purposes of the GST Act, and will remain a registered person at all times necessary for the supply of the Business and the Assets to be zero-rated for GST purposes

22.4	Payment of GST

If, notwithstanding clause 22.1 and other than as provided for in clause 22.2, the Vendor or the Purchaser (acting reasonably and at any time before Completion) or the New Zealand Inland Revenue Department or any Court should determine that any GST is payable in respect of the supply of all or any part of the Business or the Assets then:

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(a)	the Purchaser is to pay to the Vendor the GST which is so payable together with any associated Default GST in one sum no later than three Business Days after the Vendor makes written demand for the GST and Default GST provided that such written demand is accompanied by:

(i)	a Tax Invoice in respect of the GST; and

(ii)	reasonable evidence of the Vendor’s (or where the Vendor is a member of a GST group, the representative member of that group’s) liability to pay the GST and Default GST;

(b)	it will not be a defence to any claim against the Purchaser pursuant to this clause that the Vendor has failed to mitigate the Vendor’s damages by paying an amount of GST when it fell due under the GST Act; and

(c)	for the avoidance of doubt the Purchaser will not be entitled to make a Claim under clause 5 of this Agreement in respect of any amount payable by the Purchaser under clause 22.4(a), other than as a result of a breach of the warranty provided by the Vendor under clause 22.3.

22.5	GST to be added to amounts payable

If GST is payable on a Taxable Supply made under, by reference to or in connection with this Agreement, other than a Taxable Supply subject to clause 22.1, the party receiving that supply must pay, in addition to and at the same time as any other amount payable for that supply is payable, the GST Amount in respect of that supply. This clause does not apply to the extent that the amount payable for the Taxable Supply is expressly to be GST inclusive. No payment of the GST Amount is required until the supplier has provided a Tax Invoice as the case may be to the recipient.

22.6	Adjustment to GST payable

Where a party (the Recipient) has paid to another party (the Supplier) a GST Amount in respect of a Taxable Supply made under or pursuant to this Agreement and the amount of GST charged on that Taxable Supply subsequently alters including as a consequence of the consideration for the Taxable Supply altering, the Recipient or the Supplier will make such additional payment as is necessary so that the Supplier has received from the Recipient the adjusted GST Amount only (and no greater or lesser GST Amount) and the Supplier will issue a Debit Note or Credit Note as appropriate in respect of that payment.

22.7	Liability net of GST

Any reference in the calculation of any amount payable under or pursuant to this Agreement (including any indemnity, reimbursement or similar amount) to a cost, expense or other liability incurred by a party, must exclude the amount of any Input Tax Credit entitlement of that party in relation to the relevant cost, expense or other liability.

22.8	Revenue exclusive of GST

Any reference in this Agreement to price, value, sales, revenue, costs or a similar amount (Revenue), is a reference to that Revenue exclusive of GST.

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22.9	GST obligations to survive termination

This clause will continue to apply after expiration or termination of this Agreement.

23.	No Merger

The rights and obligations of the parties will not merge on the completion of any transaction contemplated by this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing a transaction.

24.	Assignment

Neither party can assign, charge, encumber or otherwise deal with any rights and obligations under this Agreement, or attempt or purport to do so, without the prior written consent of the other party.

25.	Further Assurances

Each party must do anything (including executing agreements and documents) necessary to give full effect to this Agreement and the transactions contemplated by it.

26.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to its subject matter. It sets out the only conduct relied on by the parties and supersedes all earlier conduct and prior agreements and understandings between the parties in connection with its subject matter.

27.	No Waiver

No failure to exercise nor any delay in exercising any right, power or remedy under this Agreement operates as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

28.	Notices

Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:

(a)	must be in writing and signed by the sender or a person duly authorised by the sender;

(b)	must be addressed and delivered to the intended recipient at the address or fax number below or the address or fax number last notified by the intended recipient to the sender after the date of this Agreement:

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(i) to the Purchaser:	Hexion Specialty Chemicals (N.Z.) Limited, 211 Totara Street, Mount Maunganui

Attention: Mr Wayne Koedyk

Fax No: +64 7 572 7393;

(ii) to the Vendor:	c/- Orica Australia Pty Ltd Level 9, 1 Nicholson Street, East Melbourne, Victoria 3002

Attention: Company Secretary

Fax No: +61 3 9665 7573;

(c)	will be taken to be duly given or made when delivered, received or left at the above fax number or address. If delivery or receipt occurs on a day that is not a business day in the place to which the Notice is sent or is later than 4pm (local time) at that place, it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

29.	Governing law

29.1	New Zealand law

This Agreement is to be governed by and construed by the laws of New Zealand.

29.2	Submission to jurisdiction

Each of the parties irrevocably and unconditionally agrees that the New Zealand Courts have jurisdiction to hear and determine each suit, action or proceeding (Proceedings), and to settle disputes, which may arise out of or in connection with this Agreement and for those purposes irrevocably submits to the jurisdiction of the New Zealand courts.

29.3	Non-exclusive jurisdiction

This submission to jurisdiction in clause 29.2 does not (and is not to be construed to) limit the rights of a party to take Proceedings against any of the other parties in another court of competent jurisdiction, nor is the taking of Proceedings in one or more jurisdictions to preclude the taking of Proceedings in another jurisdiction, whether concurrently or not.

30.	Counterparts

30.1	Number of counterparts

This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

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30.2	Facsimile exchange

This Agreement may be executed on the basis of an exchange of facsimile copies and execution of this Agreement by such means is to be a valid and sufficient execution.

31.	Personal Liability

The parties agree that:

(a)	no natural person will bear any Liability to any party in respect of this Agreement or the transactions contemplated by this Agreement, other than for an act of fraud by that person;

(b)	no existing or former director or officer of the Vendor and no current adviser of the Vendor advising in its capacity as such in relation to the transactions contemplated by this Agreement, will be liable to the Purchaser in respect of any act, matter or thing which occurred before, at or after Completion, other than an act of fraud by that person; and

(c)	the persons referred to in paragraphs (a) and (b) are entitled to the benefit of this clause 31 and this clause 31 is enforceable in accordance with the provisions of the Contracts (Privity) Act 1982.

32.	Dispute resolution

32.1	No arbitration or court proceedings

If a dispute (other than a dispute to which clause 9.6 applies) arises out of a Transaction Document (Dispute), a party must comply with this clause 32 before starting arbitration or court proceedings (except proceedings for interlocutory relief).

32.2	Notification

A party claiming a Dispute has arisen must give the other party to the Dispute notice setting out details of the Dispute.

32.3	Parties to resolve Dispute

During the 45 days after a notice is given under clause 32.2 (or longer period if the parties to the Dispute agree in writing), each party to the Dispute must use its reasonable efforts to resolve the Dispute. If the parties cannot resolve the Dispute within that period, they must refer the Dispute to a mediator if one of them requests.

32.4	Appointment of mediator

If the parties to the Dispute cannot agree on a mediator within 14 days after a request under clause 32.3, the Chairman of LEADR (Lawyers Engaged in Dispute Resolution) or the Chairman’s nominee will appoint a mediator.

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32.5	Role of mediator

The role of the mediator is to assist in negotiating a resolution of the Dispute. The mediator may not make a binding decision on a party to the Dispute except if the party agrees in writing.

32.6	Confidentiality

Any information or documents disclosed by a party under this clause 32:

(a) must be kept confidential; and

(b) may only be used to attempt to resolve the Dispute.

32.7	Costs

Each party to a Dispute must pay its own costs of complying with this clause 32. The parties to the Dispute must equally pay the costs of any mediator.

32.8	Termination of process

A party to a Dispute may terminate the dispute resolution process by giving notice to each other after it has complied with clauses 32.1 to 32.3. Clauses 32.6 and 32.7 survive termination of the dispute resolution process.

32.9	Breach of this clause

If a party to a Dispute breaches clauses 32.1 to 32.8, the other party to the Dispute does not have to comply with those clauses in relation to the Dispute.

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